Exhibit 10.1

February [    ], 2011

[Name]

[Address]

Dear [Name],

The Compensation Committee of the Board of Directors of Orthofix International N.V. (the “Company”) has approved a special retention cash bonus for you and certain other employees of the Company and its subsidiaries. The amount of your special retention cash bonus amount has been set at $[insert bonus amount]. Fifty percent (50%) of your bonus will be payable on December 31, 2011, and fifty percent (50%) of your bonus will be payable on June 30, 2012 (each such date, a “Vesting Date”). In each case, payment of the applicable fifty percent (50%) installment of your bonus is contingent upon your remaining an employee of the Company or one of its subsidiaries through the applicable Vesting Date. If you do not remain an employee of the Company or one of its subsidiaries through the applicable Vesting Date for any reason (including because you are terminated by the Company with or without cause before such applicable date), the applicable installment of your special retention cash bonus with respect to such Vesting Date will not be earned nor payable to you, and all rights to such bonus installment payment will be forfeited in its entirety.

[NOTE: Following paragraph applicable only to A. Milinazzo, R. Vaters and M. Finegan][You and the Company further agree, and by signing below you agree and acknowledge, that, if paid, no portion of the special retention cash bonus will be included in the calculation of “Base Amount” as defined in Section your amended and restated employment agreement with Orthofix Inc. and the Company.]

Sincerely,

[ ]
[ ]

AGREED AND ACKNOWLEDGED:

[Name]